News Release

FIRST FINANCIAL CORPORATION

One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
July 29, 2013	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 2nd Quarter 2013 results

TERRE HAUTE, INDIANA – First Financial Corporation (NASDAQ:THFF) today announced results for the six and three months ended June 30, 2013. Net income of $14.1 and $6.4 million for the six and three months, respectively, compares to $16.1 and $8.7 million for the same periods of 2012. Return on assets for the six and three months ended June 30, 2013 was 0.96% and 0.88%, respectively, compared to 1.11% and 1.20% for the six and three months ended June 30, 2012.

Net interest income for the second quarter of 2013 was $25.7 million, compared to the $27.7 million reported for the same period of 2012. Net interest income for the six months ended June 30, 2013 was $51.9 million compared to the $54.8 million reported for the same period of 2012. The net interest margin at June 30, 2013 was 4.09%, compared to 4.34% reported at June 30, 2012.

The provision for loan losses for the three months ended June 30, 2013 was $3.0 million compared to the $1.8 million provision for the second quarter of 2012. For the six months ended June 30, 2013 and 2012, the provision expense was $6.0 and $4.7 million, respectively.

Non-interest income for the three months ended June 30, 2013 and 2012 was $9.7 and $9.8 million, respectively. A decrease in securities gains in the second quarter of 2013 compared to 2012 offset increases in other components of non-interest income. For the six months ended June 30, 2013, non-interest income of $19.5 million slightly increased over the $19.3 million for the same period of 2012.

Non-interest expense for the three months ended June 30, 2013 was $23.4 million compared to $23.1 million in 2012. For the six months ended June 30, 2012, non-interest expense was $45.6 million compared to $46.5 for the six months ended June 30, 2012. Efficiencies realized from the consolidation of the operations of the former Freestar Bank acquired on December 30, 2011 contributed to the reduced non-interest expense in the first half of 2013.

Total loans at June 30, 2013 of $1.80 billion compare to the $1.88 billion reported the same time a year ago. Deposits increased by $26.3 million to $2.28 billion.

Book value per share was $27.68, a 2.3% increase from the $27.07 at June 30, 2012. Shareholders’ equity increased 2.8% to $368.4 million from $358.3 million on June 30, 2012. During the second quarter of 2013 the Corporation declared a $0.48 per share dividend. This marked the 25th consecutive year of dividend increases to shareholders.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois, The Morris Plan Company of Terre Haute and Forrest Sherer Inc. in Indiana.

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands, except per share data)

	June 30,	December 31,
	2013	2012
	(unaudited)
ASSETS
Cash and due from banks	$73,720	$87,230
Federal funds sold	10,215	20,800
Securities available-for-sale	837,047	691,000
Loans:
Commercial	1,046,681	1,088,144
Residential	486,016	496,237
Consumer	267,632	268,507
	1,800,329	1,852,888
Less:
Unearned Income	(1,010)	(952)
Allowance for loan losses	(22,133)	(21,958)
	1,777,186	1,829,978
Restricted Stock	21,050	21,292
Accrued interest receivable	11,046	12,024
Premises and equipment, net	46,468	47,308
Bank-owned life insurance	78,267	77,295
Goodwill	37,612	37,612
Other intangible assets	3,308	3,893
Other real estate owned	9,336	7,722
FDIC Indemnification Asset	1,515	2,632
Other assets	53,747	56,622
TOTAL ASSETS	$2,960,517	$2,895,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$449,231	$465,954
Interest-bearing:
Certificates of deposit of $100 or more	211,529	213,610
Other interest-bearing deposits	1,618,745	1,596,570
	2,279,505	2,276,134
Short-term borrowings	29,194	40,551
Other borrowings	209,534	119,705
Other liabilities	73,882	86,896
TOTAL LIABILITIES	2,592,115	2,523,286

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-14,516,113 in 2013 and 14,490,609 in 2012
Outstanding shares-13,307,498 in 2013 and 13,287,348 in 2012	1,809	1,808
Additional paid-in capital	70,354	69,989
Retained earnings	346,092	338,342
Accumulated other comprehensive income (loss)	(19,146)	(7,472)
Less: Treasury shares at cost-1,208,615 in 2013 and 1,203,261 in 2012	(30,707)	(30,545)

TOTAL SHAREHOLDERS’ EQUITY	368,402	372,122
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,960,517	$2,895,408

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(Dollar amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME:
Loans, including related fees	$22,576	$25,226	$46,030	$50,424
Securities:
Taxable	3,479	3,508	6,694	7,031
Tax-exempt	1,761	1,810	3,531	3,615
Other	489	590	992	1,213
TOTAL INTEREST INCOME	28,305	31,134	57,247	62,283

INTEREST EXPENSE:
Deposits	1,534	2,169	3,276	4,833
Short-term borrowings	19	37	39	83
Other borrowings	1,014	1,266	2,021	2,540
TOTAL INTEREST EXPENSE	2,567	3,472	5,336	7,456

NET INTEREST INCOME	25,738	27,662	51,911	54,827

Provision for loan losses	2,960	1,789	5,981	4,745
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	22,778	25,873	45,930	50,082

NON-INTEREST INCOME:
Trust and financial services	1,403	1,439	2,929	2,919
Service charges and fees on deposit accounts	2,394	2,402	4,648	4,606
Other service charges and fees	2,726	2,276	5,226	4,731
Securities gains/(losses), net	3	664	7	660
Total impairment losses	-	(11)	-	(11)
Loss recognized in other comprehensive loss
Net impairment loss recognized in earnings	-	(11)	-	(11)
Insurance commissions	1,941	1,799	3,904	3,690
Gain on sales of mortgage loans	943	792	1,906	1,717
Other	253	396	920	956
TOTAL NON-INTEREST INCOME	9,663	9,757	19,540	19,268

NON-INTEREST EXPENSE:
Salaries and employee benefits	13,713	13,891	27,309	28,310
Occupancy expense	1,576	1,488	3,098	2,905
Equipment expense	1,537	1,399	3,038	2,681
FDIC Expense	502	527	1,059	955
Other	6,055	5,797	11,078	11,671
TOTAL NON-INTEREST EXPENSE	23,383	23,102	45,582	46,522
INCOME BEFORE INCOME TAXES	9,058	12,528	19,888	22,828
Provision for income taxes	2,612	3,823	5,749	6,680
NET INCOME	6,446	8,705	14,139	16,148
OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gains/losses on securities, net of reclassifications	(18,094)	570	(20,872)	640
Tax effect	7,535	(228)	8,646	(256)
	(10,559)	342	(12,226)	384
Change in funded status of post retirement benefits	563	670	920	1,287
Tax effect	(225)	(268)	(368)	(515)
	338	402	552	772
TOTAL OTHER COMPREHENSIVE INCOME (LOSS)	(10,221)	744	(11,674)	1,156
COMPREHENSIVE INCOME (LOSS)	$(3,775)	$9,449	$2,465	$17,304
PER SHARE DATA
Basic and Diluted Earnings per Share	0.48	0.66	1.06	1.22
Dividends per Share	0.48	0.47	0.48	0.47
Weighted average number of shares outstanding (in thousands)	13,307	13,238	13,304	13,230

Key Ratios	For the six months ended
	June 30,	June 30,
	2013	2012
Return on average assets	0.96%	1.11%
Return on average common shareholder's equity	7.49%	8.96%
Average common shareholder's equity to average assets	12.86%	12.40%
End of period tangible common equity to tangible assets	11.19%	11.09%
Book value per share	$27.68	$27.07
Tangible book value per share	$24.54	$23.88
Risk-based capital - Tier 1	15.90%	14.45%
Risk-based capital - Total	16.92%	15.35%
Net interest margin	4.09%	4.34%
Efficiency Ratio	61.37%	60.32%
Net charge-offs to average loans and leases	0.53%	0.51%
Loan and lease loss reserve to loans and leases	1.23%	1.07%
Nonperforming assets to loans and leases	1.66%	2.76%

Asset Quality	For the six months ended
	June 30,	June 30,
	2013	2012
Accruing loans and leases past due 90 days or more	$980	$7,995
Nonaccrual loans and leases	27,554	36,066
Other real estate owned	9,336	7,722
Total nonperforming assets	$37,870	$51,783